UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 2, 2013

HYPERTENSION DIAGNOSTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-24635	41-1618036
(Commission File Number)	(IRS Employer Identification No.)

10501Wayzata Boulevard, Suite 102
Minnetonka, Minnesota	55305
(Address of Principal Executive Offices)	(Zip Code)

(952) 545-2457

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02 Unregistered Sale of Equity Securities

On December 3, 2012, Hypertension Diagnostics, Inc. entered into a Securities Purchase Agreement with Asher Enterprises, Inc., pursuant to which we sold to Asher an 8% Convertible Promissory Note in the original principal amount of $42,500 (the “Note”). The Note has a maturity date of September 12, 2013 and is convertible into our common stock at the Variable Conversion Price of 58% multiplied by the Market Price (representing a discount rate of 42%). “Market Price” means the average of the lowest three (3) Trading Prices for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. The shares of common stock issuable upon conversion of the Note will be restricted securities as defined in Rule 144 promulgated under the Securities Act of 1933.  The Company has the right to prepay the outstanding Note for an amount equal to 115%, multiplied by the sum of the then outstanding principal amount of this Note plus accrued and unpaid interest on the unpaid principal amount of this Note. The purchase and sale of the Note closed on January 2, 2013, the date that the purchase price was delivered to us.

The issuance of the Note was exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 506 of Regulation D promulgated thereunder. The purchaser was an accredited and sophisticated investor familiar with our operation, and there was no solicitation.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1

Securities Purchase Agreement dated December 3, 2012.

10.2

Convertible Promissory Note dated December 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC

Date: January 3, 2013	By:	/s/ Kenneth W. Brimmer
Name: Kenneth W. Brimmer
Title: Chief Executive Officer and Chief Financial Officer